Filed Pursuant to Rule 424(b)(3)

Registration No. 333-230465

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

SUPPLEMENT NO. 17 DATED JANUARY 11, 2022 TO THE

PROSPECTUS DATED MARCH 19, 2021

This prospectus supplement no. 17 (this “Supplement”) is part of and should be read in conjunction with the base prospectus of InPoint Commercial Real Estate Income, Inc. dated March 19, 2021, prospectus supplement no. 1 dated April 15, 2021, prospectus supplement no. 2 dated April 29, 2021, prospectus supplement no. 3 dated May 17, 2021, prospectus supplement no. 4 dated June 15, 2021, prospectus supplement no. 5 dated July 8, 2021, prospectus supplement no. 6 dated July 12, 2021, prospectus supplement no. 7 dated July 15, 2021, prospectus supplement no. 8 dated August 16, 2021, prospectus supplement no. 9 dated September 7, 2021, prospectus supplement no. 10 dated September 15, 2021, prospectus supplement no. 11 dated September 15, 2021, prospectus supplement no. 12 dated September 22, 2021, prospectus supplement no. 13 dated October 15, 2021, prospectus supplement no. 14 dated November 15, 2021 prospectus supplement no. 15 dated November 29, 2021 and prospectus supplement no. 16 dated December 15, 2021 (collectively, the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.

The purpose of this Supplement is to provide portfolio metrics regarding the status of our investments as of December 31, 2021.

Portfolio Metrics as of December 31, 2021

Attached hereto as Appendix A are portfolio metrics regarding the status of our investments as of December 31, 2021.

Appendix A

Portfolio Highlights Q4 2021 INPOINT COMMERCIAL REAL ESTATE INCOME, INC. Portfolio Size1 $681.3M Average Investment Balance1 $17.5M Range of Investment Balances $5.2-$47.7M Historical 1st Mortgage Loan Payoffs 16 Loans Investments1 39 1st Mortgage Weighted Avg. Years to Maturity2 1.7 Years Average Leverage Ratio3 70.2% Weighted average of loan-to-value at origination based on current loan balance Historical 1st Mortgage Loan Payoff Amount $280.2M 1Portfolio size is based on the unpaid principal balance of our debt investments and the fair value of our real estate owned (REO) in each case as of December 31, 2021. Portfolio size, average investment balance and number of investments include our REO. 21st mortgage loan weighted average years to maturity based on maturity date assuming no options to extend are exercised. See our Form 10-K or 10-Q most recently filed with the SEC for maximum maturities assuming all extensions are exercised. 3Weighted average of loan-to-value at origination, based on current loan balance as of December 31, 2021. 1

Portfolio Highlights Loans by Floating vs. Fixed Rate INPOINT COMMERCIAL REAL ESTATE INCOME, INC. 2% Fixed Rate 98% Floating Rate • InPoint invests primarily in floating rate senior loans secured by commercial real estate properties across the U.S. • We believe floating-rate senior secured lending is well positioned for yield and value preservation across market cycles.* Based on the par value of loan investments as of 12/31/2021. Subject to change without notice. *The senior position does not protect against default, and losses may still occur. Past performance is not a guarantee of future results, and there is no assurance that we will achieve our investment objectives. 2

Portfolio Highlights Investments by Type INPOINT COMMERCIAL REAL ESTATE INCOME, INC. 2% Credit Loans 3% REO 95% 1st Mortgage Loans Investments by type are based on the par value of loan investments and the fair value of REO as of 12/31/2021. Subject to change without notice. First mortgage loans finance commercial real estate properties and are loans that generally have the highest priority lien among the loans in a foreclosure proceeding on the collateral securing the loan. The senior position does not protect against default, and losses may still occur. Credit loans, also called mezzanine loans, are secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns real estate. REO, which stands for “real estate owned,” represents real estate we have acquired through foreclosure, deed-in-lieu of foreclosure, or purchase. 3

Portfolio Highlights Loans by Region INPOINT COMMERCIAL REAL ESTATE INCOME, INC. Based on the par value of loan investments as of 12/31/2021. Subject to change without notice. 4 6% Mid-Atlantic 4% New England 3% Great Lakes 30% Southwest 24% West 33% Southeast

Portfolio Highlights Loans by Property Type INPOINT COMMERCIAL REAL ESTATE INCOME, INC. 3% Retail 4% Industrial 2% Hospitality 5% Mixed Use 30% Office 56% Multifamily Based on the par value of loan investments as of 12/31/2021. Subject to change without notice. 5